                                                                     EXHIBIT 11
                      SECURITY CAPITAL GROUP INCORPORATED
                               AND SUBSIDIARIES

                    FULLY DILUTED EARNINGS PER COMMON SHARE
                          AND COMMON EQUIVALENT SHARE

                                                  SIX MONTHS ENDED JUNE 30,
                                              ---------------------------------
                                                    1997             1996
                                              ---------------- ----------------
                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Reconciliation of net earnings (loss) per
 primary earnings (loss) per common share
 and common equivalent share computation to
 amount used for fully diluted computation:
  Net earnings (loss) per Consolidated
   Statements of Operations.................  $          2,368 $        (10,862)
  Add: Series A Preferred Share dividends...             5,213            2,606
  Add: Interest expense--convertible debt,
   net of tax effect........................            35,505           29,250
                                              ---------------- ----------------
  Net earnings (loss), as adjusted..........  $         43,086 $         20,994
                                              ================ ================
Reconciliation of weighted average number of
 common shares outstanding per primary
 earnings (loss) per common share and common
 equivalent share computation to amount used
 for fully diluted computation:
  Weighted average number of common shares
   outstanding per primary earnings per
   common share and common equivalent share
   computation..............................         1,355,349        1,007,009
  Add: Weighted average effect of conversion
   of Series A Preferred Shares into common
   shares...................................           105,896           52,366
  Add: Weighted average effect of conversion
   of convertible debentures into common
   shares...................................           920,986          698,111
                                              ---------------- ----------------
    Weighted average number of common
     shares, as adjusted....................         2,382,231        1,757,486
                                              ================ ================
  Primary earnings (loss) per common share
   and common equivalent shares.............  $           1.75 $         (10.79)
                                              ================ ================
  Fully diluted earnings (loss) per common
   share and common equivalent shares(1)....  $          18.09 $          11.95
                                              ================ ================

--------

(1) Fully diluted earnings per common share and common equivalent share is not presented on the Consolidated Statements of Operations as the effect of the conversion of the preferred shares and the convertible debt into common shares is not assumed as the effect would be anti-dilutive.